                                                                    Exhibit 99.4

                  LIMITED SUMMARY REAL ESTATE APPRAISAL REPORT
                       SELF-STORAGE FACILITY AND EXPANSION
                                LIBERTY SELF-STOR
                               1040 HORTON'S LANE
                    SOUTHOLD, SUFFOLK COUNTY, NEW YORK 11971

                                 April 16, 1999



Provident Bank
1111 Superior Avenue
Cleveland, OH 44114-2522

                                    RE:      Limited summary appraisal of an
                                             existing 62,655 net rentable square
                                             foot self-storage/warehouse
                                             facility known as Liberty Self-Stor
                                             Southold and a proposed 11,610 net
                                             rentable square foot expansion,
                                             located at 1040 Horton's Lane,
                                             Southold, Suffolk County, New York


Gentlemen:

         You have engaged Robert A. Stanger & Co., Inc. ("Stanger") to estimate the market value of the above referenced property (the "Property") currently owned by Liberty Self-Stor, Ltd. (hereafter referred to as "Liberty"). Such appraisal reflects the estimated market value "As Is" of the fee simple interest in the Property as of March 4, 1999. Additionally, value estimates "As Complete" (as of the anticipated construction completion date) and "As Complete, As Stabilized" are included in the Reconciliation of this report. The subject property presently consists of a 62,655 net rentable square foot self-storage facility. In addition, an 11,610 square foot addition is proposed. The "As Complete - As Stabilized" value assumes completion of construction of the expansion and the lease up of the facility to market occupancy on or before April 1, 2000. This limited summary appraisal report is prepared in accordance with an agreement between Robert A. Stanger & Co., Inc., Provident Bank and Liberty Self-Stor dated April 16, 1999. Such agreement is attached as an exhibit to this report.

         Our valuation has been based in part upon information supplied to us by Liberty including, but not limited to: descriptions of the subject property, unit mix, site plans, statements of net operating income, proposed building or expansion plans and other supporting data. We have relied upon such information and have assumed that the information provided is accurate and complete. Our value estimate is based upon the assumption that the improvements will be constructed as per the specifications provided. We have not attempted to independently verify such information.

         We are advised by Provident Bank that the purpose of the appraisal is to estimate the value of the Property "As Is" under present market conditions and prospective values "As Complete" and "As Complete, As Stabilized". Stanger understands that the valuation may be reviewed and utilized in connection with a proposed financing, and Stanger agrees to the use of this report for this purpose subject to the terms and conditions of the agreement related thereto dated April 16, 1999. However, the attached appraisal report should be reviewed in its entirety and is subject to the assumptions and limiting conditions contained herein.

         Our review was undertaken solely for the purpose of providing an opinion of market value and we make no representation as to the adequacy of such review for any other purpose. Our opinion is expressed with respect to the total market value of the Property, "As Is", "As Complete" and "As Complete, As Stabilized." Neither Stanger nor the undersigned have any present or contemplated future interest in the Property or in Liberty Self-Stor.

         The appraisal is only an estimate of the market value of the Property "As Is" as of the date of valuation and should not be relied upon as being the equivalent of the price that would necessarily be received in the event of a sale or other disposition of the Property. Changes in corporate financing rates or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other, different methods or assumptions may have been more appropriate.

         This valuation report provides our value conclusion with respect to the Property, definitions of value, and discussions of the valuation methodology employed, assumptions, and limiting conditions. The attached exhibits are an integral part of this report.


                                   Sincerely,



                                   /s/ Cornelius J. Guiney
                                   Cornelius J. Guiney, MAI
                                   General Real Estate Appraiser
                                   New York State Certificate Number 46000015587




                                   /s/ Robert Gagliano
                                   Robert Gagliano
                                   Inspecting Appraiser

                       IDENTIFICATION OF SUBJECT PROPERTY
                       ----------------------------------

         The subject of this appraisal is the real property known as Liberty Self-Stor Southold, a 62,655 net rentable square foot self-storage/warehouse facility located at 1040 Horton's Lane, Southold, Suffolk County, New York. As of the inspection date, the subject property is improved with a 556 unit, 53,055 net rentable square foot self-storage facility formerly known as Southold Self-Storage and two "warehouse" buildings totaling 9,600 square feet. Additions totaling 11,610 net rentable square feet of self storage space are proposed for the subject. This assignment is to value the subject "As Is" and prospective values "As Complete" (as of the anticipated construction completion date) and "As Complete, As Stabilized".


                              PURPOSE OF APPRAISAL
                              --------------------

         The purpose of this appraisal is to estimate the market value of the fee simple interest in the Property "As Is" under market conditions as of March 4, 1999. The "As Complete" value is a prospective value as of the date of the completion of the proposed additions, which is estimated by Liberty management to be August 1, 1999. The "As Complete, As Stabilized" value assumes completion of construction and lease up of the facility to market occupancy on or before April 1, 2000.

         Pursuant to the terms of our engagement, the property valuation was performed using a limited summary format and should not be construed as a self contained report. Summary appraisal reports are generally limited in scope and constitute an informed assessment of a property's value. Effective July 1, 1994, the Appraisal Standards Board revised the Departure Provision of the Uniform Standards of Professional Appraisal Practice to permit three levels of written reports, known as self-contained, summary and restricted appraisal reports. These changes have been adopted to minimize the cost for banks and borrowers.

         At the request of the client, therefore, the appraisal and some of the information contained in the report is summarized. Precautions have been taken, however, to insure that the report is not so limited as to mislead or confuse the reader.


                              FUNCTION OF APPRAISAL
                              ---------------------

         The function of this appraisal is to provide a current estimate of market value "As Is" of the fee simple interest in the Property for use by Provident Bank in connection with a proposed financing of the Property. Additionally, estimates of two prospective values, "As Complete" and "As Complete, As Stabilized" are included in the Reconciliation of this report.


                               SCOPE OF APPRAISAL
                               ------------------

         This limited summary appraisal report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute and in accordance with an agreement between Robert A. Stanger & Co., Inc., Provident Bank and Liberty Self-Stor dated April 16, 1999. Pursuant to that agreement, Stanger has relied upon the Income Approach, Sales Comparison Approach and Cost Approach to value the subject property.

         In estimating the value of a property, appraisers typically consider three approaches to value: the Cost Approach, the Sales Comparison Approach and the Income Approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimate by the Cost Approach incorporates separate estimates of the value of the unimproved site under its highest and best use and the value of the improvements, less observed accrued depreciation resulting from physical wear and tear and functional and/or economic obsolescence. The Market Data or Sales Comparison Approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. The Income Approach involves an economic analysis of the property based on its potential to provide future net annual income.

         Pursuant to the terms of our engagement, the property valuation was performed using the Income Approach, Sales Comparison Approach and Cost Approach. Since the primary buyer group for the type of property appraised herein is investors, the Income Approach and Sales Comparison Approach were considered the primary valuation methodologies. Further, given the primary criteria used by buyers of the type of property appraised herein, the Cost Approach was considered less reliable than either of the Income Approach or Sales Comparison Approach.

         Changes in corporate financing rates or changes in real estate property markets may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein.

         Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present at the Property, was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the Property, nor is the Appraiser qualified to detect such hazardous substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the value of the Property. The Property value estimate is predicated on the assumption that there is no such material on or in the Property that would cause a loss of value. No responsibility is assumed for such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.


                                DATE OF VALUATION
                                -----------------

         The date of valuation for the Property is March 4, 1999.

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                             MARKET VALUE DEFINITION
                             -----------------------

         Market value shall mean, as used in this report and defined by the Appraisal Standards Board:

         The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.       buyer and seller are typically motivated;

b. both parties are well informed or well advised, and acting in what they consider their own best interest;

c.       a reasonable time is allowed for exposure in the open market;

d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

(Source: Uniform Standards of Professional Appraisal Practice, Appraisal Standards Board.)

         The property rights appraised in this report consist of a fee simple interest. Due to the short-term month-to-month tenancies in a self storage facility, a fee simple interest was deemed appropriate. Fee simple interest is defined as absolute ownership unencumbered by any other interest or estate subject only to the limitations of eminent domain, escheat, police power and taxation.

         This appraisal includes the value of land, land improvements such as paving, fencing, on-site sewer and water lines and the buildings. This appraisal does not include supplies, materials on hand, inventories, furniture, equipment or other personal property, company records, or current or intangible assets that may exist. This appraisal pertains only to those items which are considered real estate.

                          HIGHEST AND BEST USE ANALYSIS
                          -----------------------------

         The term "highest and best use," as used in this report, is defined as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value."

         (Source: Appraisal Institute, The Appraisal of Real Estate, Eleventh Edition).

         The four criteria that highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum productivity.

         A full land use feasibility study was not performed. The highest and best use conclusions are based on general observations in the market, land use patterns, and prevailing economic conditions.


HIGHEST AND BEST USE "AS IF VACANT"
-----------------------------------

         Physically Possible: The pertinent physical factors affecting the highest and best use of the subject site fall under two categories: site characteristics and location characteristics. Site characteristics include size, dimensions, topography, soil conditions, and the availability of adequate utilities. Location factors include access to transportation, availability of labor and materials, proximity to markets, the impact of the surrounding neighborhood, and conditions of the market within which the property will operate. The subject site is located on the east side of Horton's Lane, near the intersection with Main Road (Route 25). Horton's Lane is a secondary street that is only lightly developed and consists substantially of single family homes and farmland in the vicinity of the subject. However, Horton's Lane is located between Main Road and Middle Road, two commercial thoroughfares. Main Road is the primary commercial artery on Long Island's "North Fork" and the subject is part of the general commercial development in this area, although its visibility is limited. The subject site has adequate area (6.944 acres based upon a site plan provided), shape and dimensions to accommodate a number of uses.

         Legally Permissible: Legal factors influencing the highest and best use of the subject site are primarily related to governmental restrictions in the form of zoning regulations. The subject site is zoned LI, Light Industrial. The permitted uses under this classification include agricultural, wholesale, warehouse, contractor's yards, cold storage, food processing, offices, wineries, auto repair, equipment repair and other light industrial uses. "Special Exception" uses include research and development, laundry and dry cleaning, conference facilities and truck or bus terminals. As such, the Property's zoning permits a large variety of uses.

         Financially Feasible: Although numerous uses may be physically possible and legally permissible, the character of the subject's immediate environment favors some form of commercial development. The subject neighborhood is considered to be the entire Town of Southhold, which includes most of the North Fork and the communities of Mattituck, Cutchogue, Southold and Greenpoint. The area is bounded by the Great Peconic Bay and the Little Peconic Bay to the south, the Long Island Sound to the north, the City of Riverhead to the west and the Atlantic Ocean to the east. This area is relatively sparsely developed and still includes a large amount of farmland. The balance of the development is primarily single family residential and farms with commercial development along Route 25. In the immediate vicinity of the subject property are single-family residences, farmland, a converted single family dwelling utilized as a church outreach center, Southhold Town Hall and business offices. The subject site is located generally adjacent to, but not visible from, the commercial uses on Route 25. As such, financially feasible uses would include warehouse (including self-storage), contractor's yard, auto or equipment repair, office, or winery.

         Maximally Productive: The final determination in the highest and best use analysis as if vacant is the maximally productive use of the site. The site has a Light Industrial zoning designation that permits a variety of agricultural, light industrial and commercial uses. Additionally, the subject parcel is located in a neighborhood that is predominantly improved with single-family residential uses and farms, but is adjacent to the major commercial road in the area. The neighborhood is considered to be stable. As such, warehouse, self-storage, contractor's yard, auto or equipment repair, office, or winery would be maximally productive.

         In our opinion, as if vacant, the highest and best use of the site would be warehouse, self-storage, contractor's yard, auto or equipment repair, office, or winery.


HIGHEST AND BEST USE "AS IMPROVED"
----------------------------------

         The subject site is improved with a 62,655 net rentable square foot self-storage/warehouse facility which was determined to be a permitted use in the Light Industrial zone. Its design is compatible with the surrounding improvements and land use pattern. The subject facility is subject to seasonal fluctuations in occupancy and is currently approximately 88% occupied. However, occupancy in the summer months can be as high as 97%. Competing projects in the area typically feature occupancy levels in the mid-90% range. Given the subject property's occupancy and reflecting its good location, the building improvements significantly add to the property value as a whole. No other use would warrant removing the existing improvements and bring a higher return to the land and compensate for their removal.

         Based on these factors, the existing improvements are recognized as the highest and best use of the site as improved.

                              VALUATION METHODOLOGY
                              ---------------------

         Pursuant to the terms of this engagement, Stanger has estimated the value of the fee simple interest in the Property based on the Income Approach, Sales Comparison Approach and the Cost Approach to valuation.

         The Income Approach is based on the assumption that the value of a property is dependent upon the Property's ability to produce income. In the Income Approach, a direct capitalization analysis and a discounted cash flow ("DCF") analysis are used to determine the "As Is" value of the fee simple interest in the Property. The indicated value by the Income Approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the Property.

         The direct capitalization analysis is based upon the net operating income of the Property capitalized at an appropriate capitalization rate based upon property characteristics and competitive position and market conditions at the date of the appraisal.

         In applying the DCF analysis, pro forma statements of operations for the Property including revenues and expenses were analyzed and projected over a ten-year period. The Property is assumed to be sold at the end of the ten-year holding period. The reversion value of the Property which can be realized upon sale at the end of the ten-year holding period is calculated based on capitalization of the estimated net operating income of the Property in the year of sale, utilizing a capitalization rate deemed appropriate in light of the age, anticipated functional and economic obsolescence and competitive position of the Property at the time of sale. Net proceeds to owners are determined by deducting appropriate costs of sale. The discount rate selected for the DCF analysis is based upon estimated target rates of return for buyers of self-storage properties.

         The Sales Comparison Approach utilizes indices of value derived from actual or proposed sales of comparable properties to estimate the value of the subject Property. Two units of comparison typically analyzed for self-storage facilities, price per square foot and capitalization rate, were utilized in applying the Sales Comparison Approach to the subject Property.

         The Cost Approach is based upon the principle of substitution, in that no prudent investor would pay more for a property than the amount for which a comparable site could be acquired and for which improvements that have equal desirability and utility can be constructed without undue delay.

         The following describes more fully the steps involved in the valuation of the subject Property.

SITE INSPECTIONS & DATA GATHERING
---------------------------------

         In conducting the property valuation, representatives of Stanger performed a site inspection of the Property on March 4, 1999. In the course of this site visit, the physical facilities of the Property were inspected, current market rental rates for competing properties were obtained, information on the local market was gathered, and the on-site manager was interviewed concerning the Property and other factors. Information gathered during the site inspection was supplemented by a review of published information concerning economic, demographic and real estate trends in local, regional and national markets.

         In conducting the property valuation, Stanger also interviewed Liberty management personnel to obtain information relating to the condition of the Property, including any deferred maintenance, capital budgets, environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the Property improvements.

         In addition, Stanger reviewed the acquisition criteria and parameters used by self-storage real estate investors. Such reviews included a search of real estate data sources and publications concerning real estate buyer's criteria and direct interviews with sources deemed appropriate (major national investors, owners, managers, brokers and appraisers of self-storage properties) to investigate such factors as required rates of return, initial capitalization rate requirements, and property type and geographical preferences. Stanger also compiled data on actual transactions involving self-storage properties from which acquisition criteria and parameters were extracted.

EFFECTIVE GROSS INCOME ANALYSIS
-------------------------------

         During the course of the site inspection, competing properties were identified and data on local market rental rates and occupancy were obtained. Such data was compared to available published regional or national averages for self-storage properties and the Property's posted rental rates and occupancy reports. The Property's recent historical effective gross income was also reviewed. After assessing the above factors, an effective gross income estimate was prepared based upon the unit configuration, market rental rates, market occupancy rate and other income estimates.

EXPENSE ANALYSIS
----------------

         Historical data provided to Stanger on expenses was reviewed and property tax assessments were confirmed with local municipalities. Expenses were estimated based upon this review, available published regional or national averages and expenses observed at more than 200 self-storage properties reviewed by Robert A. Stanger & Co., Inc.

SALES COMPARISON ANALYSIS
-------------------------

         Based upon actual and proposed sales transactions identified in the Property's region and throughout the United States, indices of value for the Property were derived considering the Property's age, location and other factors. The indices of value included price per square foot and capitalization rate. The indices of value were applied to the Property to estimate value in accordance with the Sales Comparison Approach. Price per square foot as estimated by reference to comparable sales transactions was multiplied by the rentable square footage of the Property to derive an estimate of value. Net operating income was capitalized at a capitalization rate estimated in accordance with comparable sales transaction data.

INCOME APPROACH ANALYSIS
------------------------

Direct Capitalization Analysis
------------------------------

         Based upon net operating income, estimated in accordance with the analyses of effective gross income and expenses, and capitalization rates determined in accordance with surveys of buyers of self-storage properties (as confirmed by a review of comparable sales transactions) an estimate of value was derived.

Discounted Cash Flow Analysis
-----------------------------

         A ten year projection of net operating income was prepared based upon net operating income estimated in accordance with the analysis of effective gross income and expenses and escalation factors deemed appropriate for the subject Property. The value of the Property at the end of the ten-year holding period (the "reversion value") was based upon the capitalization of net operating income in the eleventh year at a capitalization rate deemed appropriate for the subject Property based upon its age and other market factors. The reversion value was reduced for estimated selling expenses. The estimated net cash flows from the Property for the ten-year period (including the reversion value net of selling expenses) were discounted to present value at a discount rate deemed appropriate for the subject Property based upon national surveys of target rates of return for buyers of industrial properties, adjusted for the incremental risk associated with self-storage properties.

COST APPROACH ANALYSIS
----------------------

         The estimated value of the property under the Cost Approach was based upon the construction cost per square foot for comparable self-storage facilities as estimated and adjusted by reference to the Marshall & Swift Valuation Service, construction cost data provided by Liberty, construction cost data on comparable self-storage projects compiled by Robert A. Stanger & Co., Inc., the value of land as estimated by reference to comparable land sales transactions, the costs associated with the lease-up of a newly constructed project plus an estimated developer's profit. Such analysis is more fully described in Exhibit K to this report.

RECONCILIATION AND FINAL VALUE ESTIMATE
---------------------------------------

         The estimated value in accordance with the Cost Approach and Sales Comparison Approach was reconciled with the estimated values in accordance with the Income Approach (direct capitalization and discounted cash flow analyses).

         The Income Approach reflects the quality, durability and risk of the estimated income stream. Properties such as the subject are typically purchased and sold based upon their income characteristics. The Income Approach is given primary consideration based upon the income producing nature of the Property and its appeal to investors. The Sales Comparison Approach is given secondary consideration. The Cost Approach is considered the least reliable indicator of value.

         Details of the estimates of the "As Complete, As Stabilized" and "As Complete" values are located in Exhibit L of this report.


                           PROPERTY VALUE CONCLUSIONS
                           --------------------------

         Based upon the review as described above and detailed in the attached exhibits, it is our opinion that the market value "AS IS" of the fee simple interest in the Property, as of March 4, 1999 was:

              THREE MILLION, EIGHT HUNDRED, EIGHTY THOUSAND DOLLARS
           -----------------------------------------------------------

                                   $3,880,000
                                    ---------


         The subject property is presently improved with a 62,655 net rentable square foot self-storage/warehouse facility and is undergoing a 11,610 net rentable square foot expansion. The following value estimates consider the value of the subject after these additions are complete:

         As of August 1, 1999, (the anticipated date of the completion of the construction of the additions) the "AS COMPLETE" value, is estimated to be:

           FOUR MILLION, SEVEN HUNDRED, SEVENTY FIVE THOUSAND DOLLARS
           -----------------------------------------------------------

                                   $4,775,000
                                    ---------


         As of April 1, 2000, the "AS COMPLETE, AS STABILIZED" value is estimated to be:

              FOUR MILLION, SEVEN HUNDRED, NINETY THOUSAND DOLLARS
           -----------------------------------------------------------

                                   $4,790,000
                                    ---------


         Details of the determination of the "As Complete, As Stabilized" and "As Complete" values can be found in Exhibit L of this report.

                                 MARKETING TIME
                                 --------------

         The requirements and guidelines of the Uniform Standards of Professional Appraisal Practice (USPAP), Federal National Mortgage Association (Fannie Mae), Federal Deposit Insurance Corporation (FDIC), Veterans Administration (VA) and the Farm Home Administration (FHA) require the appraiser to estimate a reasonable marketing period for the subject property.

         Marketing Time (or Marketing Period) is defined as the time it takes an interest in real property to sell on the open market subsequent to the date of an appraisal.

         Reasonable marketing time is an estimate of the amount of time it might take to sell an interest in real property at its estimated market value during the period immediately after the effective date of the appraisal; the anticipated time required to expose the property to a pool of prospective purchasers and to allow appropriate time for negotiation, the exercise of due diligence, and the consummation of a sale at a price supportable by current market conditions.

(Source: The Dictionary of Real Estate Appraisal, Third Edition)


ESTIMATED MARKETING TIME
------------------------

         The subject marketing time is estimated to be six months to one year.

This estimate assumes:

1. that the subject property is listed with a competent broker experienced with similar type properties;
2. that the subject is offered for sale at no more than 110% of the appraised value;
3. that mortgage money is available at the time of the listing at competitive market interest rates; and
4. that there is not an oversupply of similar properties offered on the market at reduced or discounted prices.

                       ASSUMPTIONS AND LIMITING CONDITIONS
                       -----------------------------------


         This appraisal report is subject to the assumptions and limiting conditions as set forth below.

1. No responsibility is assumed for matters of a legal nature affecting the Property or the title thereto. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated.

2. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property's subsoil or structure that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

3. The Appraiser shall not be required to give testimony or appear in court because of having made the appraisal with reference to the Property in question, unless arrangements have been previously made therefore.

4. The information contained in the Appraisal or upon which the Appraisal is based has been provided by or gathered from sources assumed to be reliable and accurate. Some of such information has been provided by the owner of the Property or their representatives. Neither the Appraiser nor Stanger shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters. The Appraisal and the opinion of value stated therein are as of the date stated in the Appraisal. Changes since that date in market factors can significantly affect property value.

5. Disclosure of the contents of the appraisal report is governed by the Bylaws and Regulations of the professional appraisal organization with which the Appraiser is affiliated.

6. Neither all, nor any part of the content of the report, or copy thereof (including conclusions as to the property's values, the identity of the Appraiser, professional designations, reference to any professional appraisal organizations, or the firm with which the Appraiser is connected) shall be used for any purpose by anyone other than the client specified in the report, including, but not limited to, the mortgagee or its successors and assignees, mortgage insurers, consultants, professional appraisal organizations, any state or federally approved financial institution, any department, agency or instrumentality without the previous written consent of the Appraiser; nor shall it be conveyed by anyone to the public through advertising, public relations, news, sales or other media, without the written consent and approval of the Appraiser.

                 -----------------------------------------------

7. On all appraisals subject to completion, repairs or alterations, the appraisal report and value conclusions are contingent upon completion of the improvements in a workmanlike manner.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other representative of Stanger and on representations by the owner. Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components. The Appraiser has made no survey of the property.

9. The projections of income and expenses and the valuation parameters utilized are not predictions of the future. Rather, they are the Appraiser's best estimate of current market thinking relating to future income and expenses. The Appraiser and Stanger make no warranty or representations that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, supply and demand. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other different methods or assumptions may have been more appropriate.

10. The Appraisal represents a normal consideration for the Property sold unaffected by special terms, services, fees, costs, or credits incurred in the transaction.

11. Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present at the Property was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the Property. The Appraiser is not qualified to detect such hazardous substances. The presence of substances such as asbestos, urea-formaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the value of the Property. The Property value estimate is predicated on the assumption that there is no such material on or in the Property that would cause a loss of value. No responsibility is assumed for such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

12. For purposes of this report, it is assumed that the Property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act
(ECRA) or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (ADA). No investigation has been made by the Appraiser with respect to any potential environmental or ADA problems. Environmental and ADA compliance studies are not within the scope of this report.

                 -----------------------------------------------

13. The property valuation reported herein may not reflect the premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market which provides opportunities for enhanced market presence and penetration.

14. The appraisal is solely for the purpose of providing our opinion of the value of the Property, and we make no representation as to the adequacy of such a review for any other purpose. The use of other valuation methodologies might produce a higher or lower value.

15. At the request of the client the Appraiser has used a limited summary format and invokes the Departure Provision of the Uniform Standard of Professional Appraisal Practice. As such, information pertinent to the valuation may not have been included in this report.

                           CERTIFICATION OF APPRAISAL
                           --------------------------

The undersigned hereby certifies that to the best of his knowledge and belief:

1.       The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions and conclusions.

3. We have no present or prospective interest in the Property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

4. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. Furthermore, this appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

5. Our analyses, opinions and conclusions were developed, and this report has been prepared using a limited summary report format, in conformity with the Uniform Standards of Professional Appraisal Practice, as well as the requirements of the Code of Professional Ethics of the Appraisal Institute.

6. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

7. Pursuant to the terms of our engagement, a site inspection of the Property has been performed by representatives of Robert A. Stanger & Co., Inc. Cornelius J. Guiney, MAI, has not made a personal inspection of the Property. However, Mr. Guiney has reviewed all pertinent data and information contained in this report.

8. In addition to the undersigned, Robert Gagliano and Keith Allaire made contributions to the preparation of the analysis, conclusions and opinions contained in this appraisal report.

9. The Appraisal Institute conducts a program of continuing education for its designated members. MAI's who meet the minimum standards of this program are awarded periodic educational certification. Cornelius J. Guiney, MAI, is currently certified under this program.

/s/ Cornelius J. Guiney                           /s/ Robert Gagliano
-------------------------------                   ------------------------------
Cornelius J. Guiney, MAI                          Robert Gagliano
General Real Estate Appraiser                     Inspecting Appraiser
New York State Certificate Number 46000015587

                           QUALIFICATIONS OF APPRAISER
                           ---------------------------


Robert A. Stanger & Co., Inc.
-----------------------------

         Robert A. Stanger & Co., Inc. ("Stanger") provides specialized consulting and valuation services for real estate assets and investment portfolios owned by individuals or institutions. These services relate principally to real estate portfolio valuations, single property appraisals, and the valuation of general partner or limited partner interests.

         Stanger has valued over $12 billion of real estate assets and currently provides confirming opinions or appraisals annually on over $2 billion of properties. Properties reviewed are located throughout the United States and include shopping centers, residential properties, office buildings, hotels, net leased warehouse/industrial properties, free standing retail properties, self-storage facilities and land.

         Stanger maintains a wide range of industry contacts and an extensive database of asset performance information, industry publications, and information on real estate markets.


Cornelius J. Guiney, MAI
------------------------

         Mr. Guiney began his real estate career in 1968. Since that time he has achieved the esteemed designation of Member of the Appraisal Institute and has valued more than $5 billion of real estate for the purpose of sales, mergers, acquisitions, reorganizations, financings, investor reporting, and tax related matters. Mr. Guiney has been involved in the appraisal of commercial, industrial and residential properties and portfolios including: self-storage facilities, shopping centers; multi-family apartment projects; industrial net lease warehouse and manufacturing facilities; office buildings; hotels; free-standing retail properties; nursing homes, land and other special use facilities.

         Mr. Guiney has qualified as an expert before various courts and administrative bodies including: Tax Court of the State of New Jersey; Superior Courts of Monmouth, Warren, Morris and Bergen Counties, New Jersey; Monmouth County Tax Board and various municipal committees and authorities.

         Mr. Guiney is the founder and former president of the Monmouth County Chapter of Independent Fee Appraisers.

                                INDEX TO EXHIBITS
                                -----------------




A.                Property Description, Photographs, Maps

B.                Market Area Overview

C.                Demographic Report

D.                Real Estate Taxes and Zoning

E.                Market Rental Rate and Effective Gross Income Calculation

F.                Expense Analysis

G.                Net Operating Income Calculation

H.                Surveys of Buyers of Self-Storage Properties and Sales
                  Comparable Analysis

I.                Direct Capitalization Analysis

J.                Discounted Cash Flow Analysis

K.                Cost Analysis

L.                Valuation Reconciliation and Conclusion
                  Determination of "As Complete, As Stabilized" and "As Complete" Values

M.                Agreement For Services

                                                                       EXHIBIT A
                                                                       ---------

                              PROPERTY DESCRIPTION
                              --------------------


PROPERTY NAME:                      Liberty Self-Stor Southold

PROPERTY ADDRESS:                   1040 Horton's Lane
                                    Southold, Suffolk County, New York 11971

EXISTING IMPROVEMENTS:

         Rentable Square Feet:      62,655 square feet
                                    Total square footage includes two 4,800 square foot
                                    "warehouse" buildings located at the subject entrance.

         Units:                     556

         Land Size:                 6.944 Acres (based a site plan provided by Liberty Self-Stor)

         Foundation:                Poured Concrete Slab

         Exterior Walls:            Storage Buildings, Metal.
                                    Office, Masonry.
                                    Warehouses, Masonry.

         Partitions:                Metal.

         Roof:                      Corrugated Metal.

         Number of Floors:          One.

         Parking Lot:               Asphalt paving

         Climate Control:           None.

         Year Built:                1986-1987

         Condition:                 The overall condition of the existing improvements is good.

                                                                       EXHIBIT A
                                                                       ---------

                        PROPERTY DESCRIPTION (CONTINUED)
                        --------------------------------

PROPOSED IMPROVEMENTS:

         Rentable Square Feet:      11,610

         Units:                     144

         Foundation:                Poured Concrete Slab

         Exterior Walls:            Metal.

         Partitions:                Metal.

         Roof:                      Corrugated Metal.

         Number of Floors:          One.

         Climate Control:           None.

         Year Built:                Expected Completion August 1, 1999

         Condition:                 New.

SECURITY:

         Managers Office:           Yes.

         Managers Apartment:        No.

         Perimeter Fencing/Walls:   Chain link fencing

         Controlled Access Gate:    No.

         Video Monitors:            No.



ON-SITE MANAGER:                    Tom Delpersio, Manager (temporary)
                                    Agnes Healy, Assistant Manager (516)765-3267

OWNERSHIP HISTORY:                  The subject property was acquired in
                                    foreclosure from Pudge Corp. (the original developer of the Property) in June 1998. The note was reportedly purchased for approximately $2,000,000. There have been no other transfers of the subject property in the past three years.

                                                                       EXHIBIT A
                                                                       ---------

                               UNIT CONFIGURATION
                               ------------------
                                    "AS IS"
                                    -------

                                              UNIT        NUMBER
       DESCRIPTION        DIMENSIONS          SIZE      OF UNITS      TOTAL S.F.
================================================================================
       5    x      5    5 ft. Height            25            24             600
       5    x      5   10 ft. Height            25            27             675
       6    x      8                            48            74           3,552
       5    x     10                            50           100           5,000
       8    x      8                            64             2             128
       6    x     12                            72            72           5,184
       5    x     15                            75            28           2,100
       8    x     12                            96            12           1,152
      10    x     10                           100            59           5,900
      12    x     12                           144            72          10,368
      10    x     15                           150            42           6,300
      12    x     24                           288            38          10,944
      12    x     48                           576             2           1,152
                                                             ---          ------
                                                             552          53,055

    Warehouse 1                               2400             1           2,400
    Warehouse 2                               2400             1           2,400
    Warehouse 3                               2400             1           2,400
    Warehouse 4                               2400             1           2,400
                                                             ---          ------
                                                               4           9,600

       Total                                                 556          62,655
                                                             ===          ======

Note: Warehouse rents included in Other Income.

                                                                       EXHIBIT A
                                                                       ---------


                              PROPERTY PHOTOGRAPHS
                              --------------------

                                                                       EXHIBIT A
                                                                       ---------


                                  PROPERTY MAPS
                                  -------------

                                                                       EXHIBIT B
                                                                       ---------


                              MARKET AREA OVERVIEW
                              --------------------


PROPERTY NAME:             Liberty Self-Stor Southold

ADDRESS:                   1040 Horton's Lane
                           Southold, New York 11971

COUNTY:                    Suffolk

NEIGHBORHOOD:

         The Property is located in Suffolk County, one of the two counties on Long Island and the easternmost county on Long Island. In 1997, Suffolk County's population was approximately 1,360,000, and the population is expected to grow roughly 1.9% by 2002. Nassau-Suffolk is one of the largest metropolitan areas in the United States, as well as one of the wealthiest.

         The subject property is located in one of the easternmost areas on Long Island, known as the "North Fork", made up substantially of the Town of Southold, which encompasses the communities of Greenport, Southold, Cutchogue, and Mattituck. The "South Fork" consists of the Hamptons and Montauk. Access to eastern long Island is primarily from the Long Island Expressway, although there are several small airports in the area and the Long Island Railroad runs to the end of both of the North and South Forks.

         The North Fork is a peninsula surrounded by the Peconic Bays to the south, the Atlantic Ocean to the east and the Long Island Sound to the north. To the west, Southold borders Riverhead, the Suffolk County seat. The peninsula is relatively narrow, and access along its length is limited to two major roads, Route 25, also known as Main Road and Route 48, which is known as Middle Road.

         The subject property is located just west of downtown Southold, off of Main Road on Horton's Lane. Development near the subject on Horton's Lane is limited to single family dwellings and farms. However, on Main Road there are several small business offices and retail and eating establishments further east. North of the subject, at the intersection of Horton's Lane and Middle Road, there are several small commercial uses, including a diner-type restaurant and a new auto dealership on Horton's Lane, north of Middle Road.

         The area was farmland for many years and developed slowly into a summer resort due to the area's substantial water frontage and access for boating and bathing. More recently, it was discovered that the soil and climate in the area was good for growing grapes, and a number of small commercial and "gentleman farm" wineries have sprung up. The presence of wineries has tended to lengthen the tourist season, as harvesting grapes and making wine is done in the autumn months.

                                                                       EXHIBIT B
                                                                       ---------

                        MARKET AREA OVERVIEW (CONTINUED)
                        --------------------------------

SELF-STORAGE MARKET:

         The self-storage market in the subject area is very limited. In fact, the subject is the only self-storage facility in a ten miles radius. There are properties within an 11 to 12 mile radius, but they are located in the Hamptons, which can only be accessed by car by driving west to Riverhead and then south and east to the Hamptons, approximately 25 to 30 miles.

         There are approximately 12,444 people living withing a five mile radius of the subject. The subject is the only self-storage facility in the area and is 53,055 square feet in size. This indicates that there are 4.26 square feet of self-storage space per capita in this radius.

         This saturation level compares favorably to the U.S. average of 3.95 square feet per capita in the context of the subject's limited competition on the North Fork and in northeastern Long Island. The subject is presently the only facility on the entire North Fork and is the only convenient facility for virtually all of the residents in the area.

         One new facility is being proposed near the subject. The proposed property will be 34,200 square feet in size and two stories in height. However, the developer of the new site also built the subject property, which he ultimately lost in foreclosure to Liberty Self-Stor, and his ability to get financing is uncertain. Second, there is a building moratorium until June 9, 1999. Finally, the project is meeting a large amount of local resistance, due to the two story configuration and a proposed partially below-grade first floor, which would require substantial excavation. Whether or not this facility will get approval is uncertain.

         Overall, the neighborhood and the self-storage market is stable, and modest growth is expected in the next several years.

         In order to assess the business prospects for the subject property, we obtained a demographic analysis of the immediately surrounding area of the Property from CACI, a copy of which is included as Exhibit C to this report. The demographic analysis of the immediate area is summarized in market areas at three levels: one-mile radius of the subject; three-mile radius of the subject and five-mile radius of the subject. Based upon discussions with owners and buyers of self-storage properties, these defined market areas represent the primary tenant prospects for the subject property. Selected demographic data is summarized as follows:

                                                                       EXHIBIT B
                                                                       ---------


                        MARKET AREA OVERVIEW (CONTINUED)
                        --------------------------------



                                           1 MILE          3 MILE         5 MILE
                                           ------          ------         ------
POPULATION: (1)
 2003 Projected                                 1,689           5,503         12,444
 1998 Estimated                                 1,703           5,555         12,444
 1990                                           1,810           5,932         12,957
 % Change 1990-1998                             -5.9%           -6.4%          -4.0%
 % Change 1998-2003                             -0.8%           -0.9%           0.0%
HOUSEHOLDS: (1)
 2003 Projected                                   816           2,442          5,341
 1998 Estimated                                   813           2,439          5,291
 1990                                             846           2,557          5,429
 % Change 1990-1998                             -3.9%           -4.6%          -2.5%
 % Change 1998-2003                              0.4%            0.1%           0.9%
1990 HOUSING UNITS: (1)                      7677.898
% Owner Occupied:                               75.9%           81.0%          77.6%
% Renter Occupied:                              24.1%           19.0%          22.4%

(1) Source: CACI 1998 (Exhibit C).

         The above data indicates that the local market is generally stable within all search areas in both population and households. The above demographics should have a neutral overall influence on the performance of the Property.

                                                                       EXHIBIT C
                                                                       ---------


                               DEMOGRAPHIC REPORT
                               ------------------

                                                                       EXHIBIT D
                                                                       ---------


                      CURRENT REAL ESTATE TAXES AND ZONING
                      ------------------------------------


TAXES:            Assessed Value:           $71,000 (a)

                  Equalization Ratio:       2.9%

                  Real Estate Taxes:        $45,121

                  Date of Assessment:       1998


ZONING:           LI, Light Industrial



(a) Based on the current assessment and equalization ratio, the fair market value is estimated to be $2,448,276.

                                                                       EXHIBIT E
                                                                       ---------
           MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION
           ----------------------------------------------------------
                                     "AS IS"
                                     -------

                                                      COMPARABLE 1          COMPARABLE 2        COMPARABLE 3      COMPARABLE 4
                                                      ------------          ------------        ------------      ------------

====================================================================================================================================
NAME OF PROPERTY                                    STORAGE TOWN EAST       PECONIC MINI        QUICK STORAGE      EAST MORICHES
Ranking                                                 Superior              Superior             Similar            Similar

OCCUPANCY RATE                                              92%                  I/N/A                95%                94%


                                    UNIT           PER                    PER                  PER                  PER
  UNIT TYPE          DESCRIPTION   SIZE (S.F.)     MO.           PSF      MO.          PSF     MO.         PSF      MO.         PSF
  ---------          -----------   -----------     ---           ---      ---          ---     ---         ---      ---         ---

    5    x      5   5 ft. Height           25
    5    x      5   10 ft. Height          25       45         $1.80       50         2.00      40        1.60       40        1.60
    6    x      8                          48
    5    x     10                          50       65         $1.30       80         1.60      55        1.10       60        1.20
    8    x      8                          64
    6    x     12                          72
    5    x     15                          75                              90         1.20                           90        1.20
    8    x     12                          96
   10    x     10                         100      110         $1.10      110         1.10      95        0.95      105        1.05
   12    x     12                         144
   10    x     15                         150      150         $1.00                           125        0.83      150        1.00
   12    x     24                         288                             269         0.93
   12    x     48                         576





Note:  Some monthly rents are based on per square foot rates for similar-sized units.

                   COMPARABLE 5
                   ------------

================================================================================================================
NAME OF PROPERTY    STORAGE USA
Ranking              Superior

OCCUPANCY RATE           85%
                                                                         -- SUBJECT --
                                               =================================================================
                         PER                     QUOTED
  UNIT TYPE              MO.         PSF       RATE/MO.         USE         PSF       UNITS         TOTAL
  ---------              ---         ---       --------         ---         ---       -----         -----

    5    x      5                                     $25         $25       $1.00          24          $600
    5    x      5           47        1.88             35          40        1.60          27         1,080
    6    x      8                                      50          58        1.21          74         4,292
    5    x     10           83        1.66             60          60        1.20         100         6,000
    8    x      8                                      65          70        1.09           2           140
    6    x     12                                      70          75        1.04          72         5,400
    5    x     15           75        1.00             70          75        1.00          28         2,100
    8    x     12                                     100          96        1.00          12         1,152
   10    x     10          100        1.00            100         100        1.00          59         5,900
   12    x     12                                     125         125        0.87          72         9,000
   10    x     15          150        1.00            130         130        0.87          42         5,460
   12    x     24          233        0.81            225         225        0.78          38         8,550
   12    x     48                                     325         325        0.56           2           650
                                                                                          ---      --------
                                                                                          552        50,324
                                                                                          ===
                                                                                                       x 12
                                                                                                    -------
                                                                 GROSS POTENTIAL RENT               603,888

                                                                 VACANCY                  12%       (72,467)
                                                                                                    -------

                                                                 EFFECTIVE GROSS RENT               531,421

                                                                 OTHER INCOME              8%        42,514
                                                                                                    -------

                                                                 EFFECTIVE GROSS INCOME             573,935
                                                                                                    =======

                                                                       EXHIBIT E
                                                                       ---------

     MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION (CONTINUED)
     ----------------------------------------------------------------------

COMPETITORS DESCRIPTION:
------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                                             DISTANCE
                                                                            PHYSICAL           FROM
         NAME/ADDRESS                                        UNITS         OCCUPANCY         SUBJECT
         ------------                                        -----         ---------         -------
--------------------------------------------------------------------------------------------------------------------
  1.  Storage Town East                                       183             92%          17 miles SW
      99 Mill Road
      Riverhead, NY

  2.  Peconic Mini Storage                                    400+           I/N/A         15 miles SW
      345 Flanders Road (Route 24)
      Riverhead, NY

  3.  Quick Storage of Quogue                                 180             95%          19 miles SW
      2 Old Country Road
      Quogue, NY

  4.  East Moriches Self Storage                              160             94%          26 miles SW
      130 Montauk Highway
      East Moriches, NY

  5.  Storage USA                                             700+            85%          26 miles W
      14 Francis Mooney Drive
      Ridge, NY
--------------------------------------------------------------------------------------------------------------------


RATING/COMMENTS ON COMPETITORS
------------------------------

Rent Comparable 1. This 183 unit facility is presently being considered for purchase by Liberty Self-Stor. Built in 1985-1986, the property is located on Mill Road between Main Road (Route 25) and Old Country Road in Riverhead, the Suffolk County seat. The area is growing quickly as the Tanger Outlet Mall northwest of this competitor has drawn a number of large retailers to the area. This competitor is similar in age, condition and quality to the subject, but is in a generally superior location. Overall, the competitor is superior.

Rent Comparable 2. Peconic Mini Storage is located south and west of the subject on Flanders Road (Route 24), just south of downtown Riverhead. This facility is generally newer and in slightly better condition than the subject. Although the neighborhood is generally inferior, the location is more visible than the subject. The Competitor is considered overall superior.

                                                                       EXHIBIT E
                                                                       ---------

    MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION (CONTINUED)
    ----------------------------------------------------------------------

Rent Comparable 3. Quick Storage of Quogue consists of three sites with a total of approximately 180 units. The properties are similar in condition and quality to the subject, and the location, in a quiet industrial neighborhood, is similar to the subject. The competitor is considered similar overall.

Rent Comparable 4. 160 units in size, East Moriches Self-Storage is located behind a relatively new retail strip center. The office is the end unit in the center. The property is similar in condition and quality to the subject. Although a highway location is considered superior, the competitor's visibility is poor, like the subject's. Overall, the competitor is similar to the subject.

Rent Comparable 5. Formerly Island Self Storage, this Storage USA site on Francis Mooney Drive (a frontage road off of Route 25, west of the subject) consists of 700+ units. The facility is located at the intersection of Route 25 and William Floyd Parkway, which is a major north-south highway in the area, providing access south to the Long Island Expressway and Route 27 (Montauk Highway). The site has very good visibility, although the access off of Route 25 is less than ideal. The facility offers climate controlled units and is considered overall superior to the subject. The occupancy is reported by the manager to be 85%, lower than the other competitors. However, the rates at this facility are the highest in the market and occupancy appears to be lower due to the rates.

OCCUPANCY:
----------

         The subject property had a physical occupancy of 88% as of the date of the site inspection. In the summer months, the subject's occupancy is reportedly in the 97% range. Competing property managers reported physical occupancy rates ranging from 85% to 95%, and averaging 92%. The estimate of Effective Gross Income is based upon an physical occupancy of 90% consistent with recent historical results. The occupancy is decreased by an additional 200 basis points to account for credit and collection losses, concessions and free units. Therefore, the overall economic vacancy is estimated to be 88%. Economic vacancy for the seven months ending December 31, 1998 was approximately 82%, but this figure includes vacancy resulting from the foreclosure of the property, and relatively high discounts offered to retain existing tenants.

OTHER INCOME:
-------------

         The estimate of Effective Gross Income includes Other Income equal to 8% of Effective Gross Rent. This figure is consistent with historical data, but it is clear that the historical data includes some one-time income resulting from aggressive collections when Liberty began managing the site. However, there are four 2,400 square foot warehouse units on the site and the income from these units is included in Other Income. Two of these warehouse units were rented in 1998 for $900 per month and $1,123 per month or $24,267 annually. Assuming that one of the remaining units was rented for $1,000 per month (a lease of $1,670 per month is presently being negotiated), the Other Income attributable to these units would be $36,276. At 8% of Effective Gross Rent, Other Income totals $42,514, which indicates that $6,238 would be attributable to application fees, late fees, liens fees, truck rentals and retail sales of locks and boxes.

                                                                       EXHIBIT F
                                                                       ---------
                                EXPENSE ANALYSIS
                                ----------------
                                     "AS IS"
                                     -------

                                             ANNUALIZED
                                              7 MONTHS              PROJECTED
                                           ENDING 12/31/98          FIRST YEAR
------------------------------------------------------------------------------------------

Payroll & Benefits                                     $43,715              $54,912  (A)

Management Fees                                              0               28,697  (B)

Advertising                                              2,011                2,328  (C)

Office Expense                                          21,972                6,300  (D)

Utilities                                               11,371               18,800  (E)

Repairs & Maintenance                                   18,609               12,500  (F)

Insurance                                                3,504                3,500  (G)

Miscellaneous                                            3,603                6,300  (H)

Real Estate Taxes                                       46,122               71,507  (I)
                                                      --------             --------

Total Expenses                                        $150,906             $204,844  (J)
                                                      ========             ========

                                                                       EXHIBIT F
                                                                       ---------

                                EXPENSE ANALYSIS (CONTINUED)
                                ----------------------------

Footnotes:
---------

(A) Payroll and benefits were estimated at $12 per hour for a full-time manager and $10 per hour for a full-time assistant manager at forty hours per week each plus benefits at 20%.

(B) Management fees were based upon 5% of effective gross income, consistent with industry practice.

(C) Advertising cost was based upon the projected cost of Yellow Pages advertisement for the area (projected at approximately $194 per month).

(D) Office expense was based upon an estimated charge equal to 10(cent) per rentable square foot, consistent With expenditures at comparable facilities. The in the seven months ending December 31, 1998, the office expenses included $4,109 in travel expenses, $3,477 in legal expenses and $1,500 in professional services, which total over $15,500 annualized. Clearly these are one-time expenses resulting from the foreclosure and transfer of management of the subject property.

(E) Utilities expense were estimated at approximately 30(cent) per square foot of storage space. Such amount is consistent with expenditures incurred at comparable facilities.

(F) Repairs and maintenance expenses were estimated at 20(cent) per rentable square foot consistent with expenditures incurred at comparable facilities. The annualized prior year expense exceeded this amount. While this expense typically fluctuates, it is assumed that there were items of deferred maintenance after the foreclosure.

(G) Insurance expense was based upon the historical expense provided by Liberty, rounded.

(H) Miscellaneous expenses were based upon 10(cent) per rentable square foot consistent with expenditureS AT comparable facilities.

(I) Taxes were re-set based upon an effective tax rate of $1.8430 per $100 of assessed value and an assessment equal to the market value derived in this report. Taxes, therefore, conservatively assume an immediate reset of the tax to the derived market value, resulting in an increase versus 1998 in excess of 50%.

(J) We further observe that total expenses approximate 36% of revenues. Self-storage properties with stabilized occupancy typically have expense ratios of 30% to 40%.

                                                                       EXHIBIT G
                                                                       ---------


                        NET OPERATING INCOME CALCULATION
                        --------------------------------


         The following summarizes annualized net operating income for the seven months ending December 31, 1998 and the Appraiser's estimate of the first year's operating income and expenses.

                                          ANNUALIZED
                                           7 MONTHS            PROJECTED
                                        ENDING 12/31/98        FIRST YEAR
                                        ---------------        ----------

Gross Potential Income                  $ 569,269              $ 603,888

Vacancy                                  (100,542)               (72,467)
                                        ---------              ---------
Gross Income                              468,727                531,421

Other Income                               41,268                 42,514
                                        ---------              ---------

EFFECTIVE GROSS INCOME                    509,996                573,935

Expenses:

Payroll and Benefits                       43,715                 54,912

Management Fees                                 0                 28,697

Advertising                                 2,011                  2,328

Office Expense                             21,972                  6,300

Utilities                                  11,371                 18,800

Repairs and Maintenance                    18,609                 12,500

Insurance                                   3,504                  3,500

Miscellaneous                               3,603                  6,300

Real Estate Taxes                          46,122                 71,507
                                        ---------              ---------

   TOTAL EXPENSES                         150,906                204,844
                                        ---------              ---------

NET OPERATING INCOME                    $ 359,090              $ 369,091
                                        =========              =========


         See Exhibit E and Exhibit F for details concerning Effective Gross Income and Expenses, respectively.

                                                                       EXHIBIT H
                                                                       ---------


                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                          AND SALES COMPARABLE ANALYSIS
                   -------------------------------------------


NATIONAL SURVEY
---------------

         Buyers and appraisers of self-storage properties were surveyed during the fourth quarter of 1998 to determine the parameters used in the determination of value for self-storage properties. Uniformly, the participants in the survey observed that self-storage properties were generally purchased based upon the capitalization of current net operating income, as adjusted for any known or expected changes in revenues or operating expenses. Additionally, purchase prices are usually adjusted to reflect deferred maintenance items and other non-recurring costs. The following summarizes primary acquisition criteria observed in the market by survey participants.


                                          Primary
                                        Acquisition      Target Capitalization
                                          Criteria             Rate Range
                                        -----------      ----------------------

Shurgard Storage Centers, Inc.           Cap Rate            9.0% - 10.0%
Storage USA                              Cap Rate            9.0% - 10.0%
Public Storage, Inc.                     Cap Rate            9.0% - 10.0%
Storage Trust                            Cap Rate            9.0% - 10.0%


NATIONAL SALES TRANSACTION SUMMARY
----------------------------------

         Since 1993, Robert A. Stanger & Co., Inc. has maintained a database of self-storage transactions including transactions reported by publicly-traded real estate investment trusts. Such database includes information on transactions involving more than 1,300 properties with a reported purchase price exceeding $3,197,000,000. The average capitalization rate for stabilized properties (properties which have achieved stabilized levels of occupancy) included in such database for the period 1993 to 1998 is 9.06%. More recent transactions during 1997 and 1998 have been completed at comparable capitalization rates, as summarized on the following page.

                                                                       EXHIBIT H
                                                                       ---------


                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                    AND SALES COMPARABLE ANALYSIS (CONTINUED)
                   -------------------------------------------


              1997-1998 BULK AND MULTI-PROPERTY TRANSACTION SUMMARY


                                                                                                        PRICE PER
                             NUMBER OF           TRANSACTION           AGGREGATE    CAPITALIZATION       SQUARE
BUYER                        PROPERTIES             DATES                PRICE           RATE             FOOT
-----                        ----------          -----------           ---------    --------------      ---------
Sovran Self Storage             42                1/97-10/97        $100,800,000        9.62%            $42.71

Storage USA                     39                1/97-10/97         128,800,000        9.46%             50.72


Storage USA                     13                3/97-10/97          25,900,000        8.10%             36.52


Storage USA                      9                 7/97-9/97          33,500,000        9.29%             69.15


Storage USA                     45                11/97-1/98         117,300,000        8.02%             46.79


Storage USA                     12                 2/98-3/98          26,600,000        9.14%             36.90


Sovran Self Storage             24                11/97-4/98          74,000,000        8.59%             48.50


Sovran Self Storage              4                      4/98          17,400,000        9.07%             57.47


Sovran Self Storage              6                 4/98-6/98          20,100,000        9.43%             46.42
                               ---                                  ------------        ----             ------

TOTAL/AVERAGE                  194                                  $544,400,000        9.00%            $48.35
                               ===                                  ============        ====             ======


                                                                       EXHIBIT H
                                                                       ---------


                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                    AND SALES COMPARABLE ANALYSIS (CONTINUED)
                   -------------------------------------------


IDENTIFIED REGIONAL TRANSACTIONS

         The following summarizes selected data on self-storage properties acquired throughout the region (certain data has been deleted at the request of the respondent in order to maintain confidentiality).


   REGIONAL                                                      SIZE                                      PRICE PER
  TRANSACTION                                   TRANSACTION    RENTABLE      PURCHASE    CAPITALIZATION     SQUARE
    NUMBER       LOCATION                           DATE         (SF)          PRICE          RATE            FOOT
  -----------    ---------------------------    ------------   ---------     --------    --------------    ---------
      1.         14 Francis Mooney Drive           1/98          76,175      $5,000,000        N/A           $66
                 Ridge, New York

      2.         240 Bayshore Blvd.                4/98          34,423       2,749,093       9.7%            80
                 North Babylon, New York

      3.         2025 Rte. 112                     6/96          94,714       7,244,211      10.0%            76
                 Coram, New York

      4.         3620 Northern Blvd.               9/98         140,323      15,648,000        N/A           112
                 Long Island City, New York

      5.         270 South River Street            1/97         123,585      13,379,000       8.9%           108
                 Hackensack, New Jersey

      6.         412 Harrison Avenue               1/97          28,533       2,953,000       9.5%           103
                 Harrison, New Jersey

      7.         101 Paterson Plank Road           1/97         106,775      10,364,000      10.0%            97
                 Secaucus, New Jersey

                 LOW                                                                          8.9%            42

                 HIGH                                                                        10.0%           112

                 AVERAGE                                                                      9.6%            92
                                                                                             ====            ===

                                                                       EXHIBIT H
                                                                       ---------


                   SURVEY OF BUYERS OF SELF-STORAGE PROPERTIES
                    AND SALES COMPARABLE ANALYSIS (CONTINUED)
                   -------------------------------------------


SALES COMPARABLE ANALYSIS

         Based upon the above regional data, we observed that the capitalization rate for self-storage properties ranges from 8.9% to 10.0% and averages 9.6% and the cost per square foot ranges from $42 to $112 and averages $92. The subject property, in our opinion, would require a capitalization rate of 9.5% and a cost per square foot of $60 due to its physical condition, location and other factors. The values derived hereunder may be summarized as follows:

     Value at 9.5% Capitalization Rate "As Is" (Rounded)       $3,880,000
                                                               ==========


     Value at $60 Per Square Foot "As Is" (Rounded)            $3,760,000
                                                               ==========

     Use                                                       $3,820,000
                                                               ==========


         We note that the subject property commands an effective gross income per square foot of $9.16 and has expenses per square foot of $3.27 providing estimated stabilized net operating income per square foot of $5.89 per square foot. In our view, a 9.5% capitalization rate and $60 per square foot value appear reasonable.

                                                                       EXHIBIT I
                                                                       ---------

                         DIRECT CAPITALIZATION ANALYSIS
                         ------------------------------


         The capitalization rates as summarized in Exhibit H for regional transactions range from 8.9% to 10.0% and average 9.6%. Furthermore, the capitalization rate derived from the review of national transactions involving more than 1,300 properties with a value of approximately $3.2 billion was 9.06%. Our survey of buyers of self-storage properties indicates that the target range of capitalization rates on net operating income for purchases was 9.0% to 10.0%.

         The subject is an operating 62,655 square foot facility. Due to the condition and location of the facility, and the conservative calculation of net operating income, a capitalization rate of 9.5% was deemed appropriate for the subject property. The valuation may be summarized as follows:

           Net Operating Income                       $   369,091


           Capitalization Rate                               9.50%
                                                       ----------

           Value Estimate                              $3,885,168


           Use                                         $3,880,000
                                                       ==========

                                                                       EXHIBIT J
                                                                       ---------


                         DISCOUNTED CASH FLOW ANALYSIS
                         -----------------------------


         The assumptions utilized in the discounted cash flow analysis are as follows:

PROJECTION PERIOD:                     10 years

VACANCY/COLLECTION LOSS:               12%

INCOME AND EXPENSE GROWTH RATE:        3% annually. This growth rate conforms to
                                       the 10-year historical growth in the
                                       Consumer Price index and to growth
                                       parameters used by owners and buyers of
                                       self-storage facilities, adjusted for
                                       expectations based upon demographic
                                       projections.

REVERSIONARY CAPITALIZATION RATE:      10%. A premium of 50 basis points was
                                       added to the estimated direct
                                       capitalization rate as described in
                                       Exhibit I.

REVERSION SALES COSTS:                 3%.

DISCOUNT RATE:                         12.0%. The discount rate was based upon
                                       target rates of return on industrial
                                       properties based upon surveys prepared by Real Estate Research Corporation ("RERC") and Peter F. Korpacz and Associates
                                       ("KORPACZ"). Due to the additional risk
                                       of short-term leases on self-storage
                                       properties versus longer term leases on
                                       industrial properties, a 100 basis point premium was added to the average target rate of return on industrial properties pursuant to the surveys. A summary of the target rates of return pursuant to the surveys is as follows:

                                                                       EXHIBIT J
                                                                       ---------


                    DISCOUNTED CASH FLOW ANALYSIS (CONTINUED)
                    -----------------------------------------


                                RERC                       10.90%
                                KORPACZ                    11.15%
                                                           -----
                                    Average                11.02%
                                    Premium                 1.00%
                                                           -----

                                    Total                  12.02%
                                                           =====

                                    Use                    12.00%
                                                           =====


                                 It should be noted that buyers of self-storage properties do not place a primary emphasis on discounted cash flow analysis.

VALUE CONCLUSION:                The market value of the Property, as summarized
                                 in the enclosed discounted cash flow analysis is as follows:

                                 Value Per Model            $3,875,644


                                 Use                        $3,880,000
                                                            ==========

                                                                       EXHIBIT K
                                                                       ---------


                                  COST ANALYSIS
                                  -------------


         The Cost Approach is based upon the principle of substitution, in that no prudent investor would pay more for a property than the amount for which a comparable site could be acquired and for which improvements that have equal desirability and utility can be constructed without undue delay. This approach treats the property as a physical entity that can be separated for valuation purposes into land and improvements.

         In order to analyze the costs associated with the construction of self-storage facilities, we consulted several sources, including but not limited to : (i) Marshall & Swift Valuation Service; (ii) developers of self-storage properties; (iii) published materials on self-storage construction, and (iv) published materials on real estate markets. Our methodology may be summarized as follows:

REVIEW OF MARSHALL & SWIFT DATA

         Marshall & Swift provides a construction cost data collection service for most property types, including self-storage facilities. Such service is based upon data accumulated for actual development projects and is updated on a monthly basis. The average construction cost per square foot for good quality self-storage facilities in the S-Class (Steel Construction) is $24.77. Such average was utilized as the base building cost per square foot for the subject facility's self-storage space.

         The average base building cost per Marshall & Swift was adjusted for two factors provided by Marshall & Swift. The average self-storage base building cost was adjusted by the current cost multiplier, an index which updates the reported averages for cost changes since the date of the Marshall & Swift study. The current cost multiplier for the average self-storage building cost was 1.02. Secondly, the average building costs (as adjusted by the current cost multiplier) were adjusted by the local cost multiplier, a factor developed by Marshall & Swift to recognize differences in local construction costs between markets. The local cost multiplier for Suffolk County is 1.42.

         Utilizing this data, a construction cost per gross square foot of $35.88 is derived. Applying this construction cost to the gross square footage of the subject (estimated at 60,500 square feet) provides a construction cost estimate of $2,170,551. In addition to the self-storage buildings, there are two 4,800 square foot C-Class (Masonry) storage warehouse buildings at the site entrance. The Base Cost for this type of construction is $24.11. The current cost multiplier is 1.03 and the local cost multiplier is 1.43. Therefore, the adjusted cost per square foot for these warehouse buildings is $35.51 and the total cost is $340,896 ($35.51 x 9,600 square feet).

         The subject also has an estimated 209,142 square feet of asphalt paving, based on the site plan provided. Based on Marshall & Swift cost ranges, a cost of $3.00 per square foot is considered reasonable for a total of $627,427.

         The cost of construction of the self-storage buildings was estimated to be $2,170,551. The cost of the warehouse buildings was estimated to be $340,896. Added to the cost of paving/drive areas is $627,427 for a total construction cost of $3,138,874.

                                                                       EXHIBIT K
                                                                       ---------


                            COST ANALYSIS (CONTINUED)
                            -------------------------


ESTIMATED LAND COSTS

         The subject property is located on an approximately 6.944 acre, irregularly-shaped site located in Horton's lane in Southold, New York.

         Given the property's size, zoning and location, we utilized land sales in the Southold town area that are located in industrial and commercial zones. There were few land sales available. The sales identified are summarized below:

---------------------------------------------------------------------------------------------------------------

 SALE #  SALE DATE      LOCATION           SALE PRICE   SIZE (ACRES)      PRICE PER ACRE         ZONING
 ------  ---------      --------           ----------   ------------      --------------         ------
---------------------------------------------------------------------------------------------------------------

   1.       7/98    6725 Cox Lane           $165,000        2.42             $ 68,182          Light Ind.
                    Cutchogue, NY

   2.       5/96    74610 Main Road         $135,000        3.93             $ 34,351          Commercial
                    Greenport, NY

   3.       8/97    48205 Main Road         $ 21,500         .19             $113,158          Business
                    Southold, NY
---------------------------------------------------------------------------------------------------------------

         The sales range in price per acre from $34,351 to $113,158, and average $71,897 per acre.

Land Sale 1. This land sale comparable is most similar to the subject as it is located in the same zone as the subject. The location is inferior, far from a major road, and the site is being utilized as a scrap yard. An upward adjustment is therefore required for location. Conversely, a downward adjustment is needed for size, as the comparable is smaller than the subject and as the number of units decrease, the value of each unit tends to increase. Overall, this comparable is considered superior to the subject primarily due to size.

Land Sale 2. Sold in mid-1996, this 3.93 acre commercial property is presently still undeveloped. Generally rectangular in shape, this site is situated on Main Road east of the subject in Greenport, which is part of Southold Town. The property is smaller in size than the subject and therefore requires a downward adjustment on a per square foot basis. Although the lot is situated on Main Road, the location is generally inferior as it is located near the end of the peninsula, and traffic is generally lighter. Overall, the comparable is considered inferior to the subject due to location.

Land Sale 3. Located west of the subject on Main Road, this still undeveloped, very small lot sold for $113,158 per acre in August 1997. The location is superior to the subject, as is the size, which would require an downward adjustment because as the number of units (acres) decreases, the value of each unit tends to increase. Overall, this comparable is superior to the subject due to in location and size.

                                                                       EXHIBIT K
                                                                       ---------


                            COST ANALYSIS (CONTINUED)
                            -------------------------

         Given the above information and relying primarily on Land Sale 1 (as adjusted for the factors mentioned above), we have estimated the subject's land value at $60,000 per acre. The final value is therefore $416,640 or $415,000, rounded.

LEASE UP COST FACTORS

         A lease-up cost factor was developed to reflect the costs associated with achieving projected full economic occupancy. The lease-up cost was based upon (i) absorption of space at the rate of 5% per month; (ii) management fees equal to 5% of gross revenues; (iii) other operating expenses equal to 27% of Potential Gross Income plus Other Income; and (iv) a yield requirement equal to 12.0% per annum on development cost. Details of the analysis are on the following page.


                             LEASE-UP COST ANALYSIS
                             ----------------------
                                     "AS IS"
                                     -------


                                 RENTAL &                                                                TOTAL
               CUMULATIVE         OTHER           MANAGEMENT           OTHER           YIELD ON        LEASE-UP
   MONTH       ABSORPTION       INCOME (1)         FEES (2)         EXPENSES (3)       COST (4)        COST (5)
---------------------------------------------------------------------------------------------------------------
     1            2.50%          $  1,347             ($67)          ($14,544)         ($35,539)
     2            5.00%          $  2,693            ($135)          ($14,544)         ($35,539)
     3            7.50%          $  4,040            ($202)          ($14,544)         ($35,539)
     4           10.00%          $  5,387            ($269)          ($14,544)         ($35,539)
     5           12.50%          $  6,733            ($337)          ($14,544)         ($35,539)
     6           15.00%          $  8,080            ($404)          ($14,544)         ($35,539)
     7           20.00%          $ 10,773            ($539)          ($14,544)         ($35,539)
     8           25.00%          $ 13,467            ($673)          ($14,544)         ($35,539)
     9           30.00%          $ 16,160            ($808)          ($14,544)         ($35,539)
    10           35.00%          $ 18,853            ($943)          ($14,544)         ($35,539)
    11           40.00%          $ 21,547          ($1,077)          ($14,544)         ($35,539)
    12           45.00%          $ 24,240          ($1,212)          ($14,544)         ($35,539)
    13           50.00%          $ 26,933          ($1,347)          ($14,544)         ($35,539)
    14           55.00%          $ 29,627          ($1,481)          ($14,544)         ($35,539)
    15           60.00%          $ 32,320          ($1,616)          ($14,544)         ($35,539)
    16           65.00%          $ 35,013          ($1,751)          ($14,544)         ($35,539)
    17           70.00%          $ 37,707          ($1,885)          ($14,544)         ($35,539)
    18           75.00%          $ 40,400          ($2,020)          ($14,544)         ($35,539)
    19           77.50%          $ 41,747          ($2,087)          ($14,544)         ($35,539)
    20           80.00%          $ 43,093          ($2,155)          ($14,544)         ($35,539)
    21           82.50%          $ 44,440          ($2,222)          ($14,544)         ($35,539)
    22           85.00%          $ 45,787          ($2,289)          ($14,544)         ($35,539)
    23           87.50%          $ 47,133          ($2,357)          ($14,544)         ($35,539)
    24           90.00%          $ 48,480          ($2,424)          ($14,544)         ($35,539)
                                 --------          --------         ---------         ---------
                 Totals          $377,068         ($18,853)         ($276,337)        ($675,236)      ($593,358)
                                 ========         ========          =========         =========       =========


                                                                       EXHIBIT K
                                                                       ---------


                            COST ANALYSIS (CONTINUED)
                            -------------------------


Lease-Up Analysis Footnotes:
---------------------------

(1) Potential Gross Rent was estimated earlier in this report at $603,888. Other income is equal to $42,514 for a total of $646,402. This analysis assumes that the subject is leased up at 2.5% to 5% per month, which results in a 24 month lease-up to stabilized occupancy.

(2)    Management fees represent 5% of the calculated income.

(3) Other expenses (excluding management fees) are based on 27% of the Potential Gross Rent plus Other Income. These expenses are estimated at $14,544 per month.

(4) The yield on cost is the expected return on both construction and land costs at 12% per annum until stabilized occupancy is achieved. The total construction cost of the improvements is estimated at $3,138,874. The land cost estimate of $415,000 is added to achieve a total cost of $3,553,874. A yield of 12% was applied to such cost to derive the yield requirement of the developer of $35,539 per month.

(5) Lease-up cost represents the excess of management fees, other operating expenses and yield on construction and land cost over revenues for the period through stabilization.

                                                                       EXHIBIT K
                                                                       ---------


                            COST ANALYSIS (CONTINUED)
                            -------------------------


ENTREPRENEURIAL PROFIT

         A developer's profit (entrepreneurial profit) equal to 15% of total development cost (including lease-up cost) was deemed appropriate based upon our survey of self-storage property developers. Such developers generally agreed that the expected yield on cost, before developers entrepreneurial profit, should approximate 12% to 12.5% of cost and further, that the stabilized value of a property should approximate a minimum of 9.5% to 10.5% capitalization for a newly completed property. The resulting range of developer's profit may be summarized as follows:


Range of Yield on Developers Cost   (A)       12.00%     to     12.50%

Range of Yield on Value                       10.50      to      9.50
                                              -----             -----

Excess                              (B)        1.50      to      3.00
                                              =====             =====

Developers Profit Range (B divided by A)      12.50%     to     24.00%
                                              =====             =====

Use                                              15%
                                                 ==



DEPRECIATION

         The property was constructed in 1986-1987 and has an actual age of approximately 12 years. The effective age is estimated to be 10 years. The effective age is estimated considering the actual age, reflecting the impact of the overall maintenance and current condition of the property. Steel mini-storage buildings have an economic life of 40 years per Marshall & Swift. Therefore, the depreciation factor applicable to the improvements is 11%. This depreciation percentage is based on tables published by Marshall & Swift. The remaining economic life of the subject is 30 years.

         Based upon a construction cost of the improvements of $3,138,874, lease-up costs of $593,358 (see "Lease-Up Costs" above) and a developers profit of 15% applied to the construction costs and lease-up costs, a total cost of the improvements, excluding land, was estimated at $4,292,067. Depreciation was estimated at $472,127.

         The Cost Approach for the subject property is summarized on the following page. It should be noted that the cost approach is not generally utilized as a reliable indicator of value by owners and operators of self-storage properties in the marketplace today. The primary emphasis is placed upon the income approach and the direct capitalization of earnings, supported by the sales comparison approach.

                                                                       EXHIBIT K
                                                                       ---------


                                  COST ANALYSIS
                                  -------------
                                    "AS IS"
                                    -------


Cost Per Square Foot per Marshall & Swift           $    24.77

Current Cost Multiplier                                   1.02

Local Cost Multiplier                                     1.42
                                                    ----------
Adjusted Cost Per Square Foot                           $35.88

Gross Square Footage                                    60,500
                                                    ----------
Construction Cost of Building(s)                     2,170,551

Construction Cost of Warehouse Buildings               340,896

Cost of Drive/Parking Areas                            627,427
                                                    ----------
Total Construction Cost                              3,138,874

Lease Up Cost                                          593,358

Entrepeneurial Profit                        15%       622,085

Depreciation                                 11%      (472,127)

Land Value                                             415,000
                                                    ----------
Total                                                4,297,189

Rounded                                              4,300,000
                                                    ==========

                                                                       EXHIBIT L
                                                                       ---------


                                 RECONCILIATION
                                 --------------


         The indicated value "AS IS," in accordance with the direct capitalization and discounted cash flow analysis may be summarized as follows:

         Direct Capitalization Analysis              $ 3,880,000

         Discounted Cash Flow Analysis               $ 3,880,000

         Value Conclusion-Income Approach            $ 3,880,000

         The indicated value "AS IS," in accordance with the Sales Comparison and Cost Approach are as follows:

         Sales Comparison Approach                   $ 3,820,000

         Cost Approach                               $ 4,300,000

         The Income Approach reflects the quality, durability and risk of the estimated income stream. Properties such as the subject are typically purchased and sold based upon their income characteristics. The Income Approach is given primary consideration based upon the income-producing nature of the Property and its appeal to investors. The Sales Comparison Approach is given secondary consideration. The Cost Approach is considered the least reliable indicator of value. In summary, we have the most confidence in the Income Approach based upon the data available to estimate value.

         In the final value conclusion, the fee simple market value of the subject property "AS IS," as of March 4, 1999 is:


              THREE MILLION, EIGHT HUNDRED, EIGHTY THOUSAND DOLLARS
                ------------------------------------------------

                                   $3,880,000
                                   ----------



         The subject property is presently improved with a 53,055 net rentable square foot self-storage facility and two 9,600 square foot warehouse buildings. A two-building, 11,610 square foot self-storage space addition is proposed. We have estimated two additional values: the "As Complete" value, as of the date of the completion of construction and the value "As Complete, As Stabilized". The development of these values are described in the following pages.

                                                                       EXHIBIT L
                                                                       ---------


                           RECONCILIATION (CONTINUED)
                           --------------------------


VALUE "AS COMPLETE, AS STABILIZED"
----------------------------------


         The value of the subject "As Complete, As Stabilized" was determined utilizing the direct capitalization method in the Income Approach, consistent with the "As Is" value conclusion. In order to estimate Net Operating Income, the following analyses were developed: (1) the subject Unit Configuration, "As Complete, As Stabilized"; (2) Effective Gross Income for the subject "As Complete, As Stabilized"; (3) expense analysis based on the subject "As Complete, As Stabilized"; and (4) Net Operating Income Analysis "As Complete, As Stabilized".

         The estimated Net Operating Income "As Complete, As Stabilized" is $455,195. A capitalization rate of 9.5%, consistent with the "As Is" value estimate was utilized to estimate the value "As Complete, As Stabilized" as follows:

                Net Operating Income                  $  455,195

                Capitalization Rate                         9.50%
                                                      ----------

                Value Estimate                        $4,791,526

                  Use                                 $4,790,000
                                                      ==========


         A Lease-Up analysis included as part of the "As Complete" value was completed. The additions total 11,610 square feet. Per Liberty management, construction is expected to be completed in August 1999. A lease-up period of 8 months, assuming an absorption rate of approximately 2,000 net square feet per month for the first three months (September, October and November 1999) and 1,000 square feet per month in the winter months to stabilized occupancy (88% or 10,216 square feet) was projected. The lease-up will be complete by April 1, 1 2000. Therefore, the above value "As Complete, As Stabilized" is as of April 1, 2000.

                                                                       EXHIBIT L
                                                                       ---------
                                                   EXHIBIT L
                                                   ---------
                               UNIT CONFIGURATION
                               ------------------
                          "AS COMPLETE, AS STABILIZED"
                          ----------------------------


                                           UNIT              NUMBER
       DIMENSIONS      DESCRIPTION         SIZE             OF UNITS       TOTAL s.f.
  ------------------------------------------------------------------------------------
        5  x   5       5 ft. Height           25                82          2,050
        5  x   5      10 ft. Height           25                35            875
        6  x   8                              48                74          3,552
        5  x  10                              50               133          6,650
        8  x   8                              64                 2            128
        6  x  12                              72                72          5,184
        5  x  15                              75                28          2,100
        8  x  12                              96                12          1,152
       10  x  10                             100                59          5,900
       10  x  12                             120                14          1,680
       12  x  12                             144                72         10,368
       10  x  15                             150                42          6,300
       10  x  17                             170                14          2,380
       10  x  25                             250                17          4,250
       12  x  24                             288                38         10,944
       12  x  48                             576                 2          1,152
                                                                --          -----
                                                               696         64,665

      Warehouse 1                           2400                 1          2,400
      Warehouse 2                           2400                 1          2,400
      Warehouse 3                           2400                 1          2,400
      Warehouse 4                           2400                 1          2,400
                                                                --          -----
                                                                 4          9,600

          TOTAL                                                700         74,265
                                                               ===         ======

Note:   Warehouse rents included in Other Income.

                                                                       EXHIBIT L
                                                                       ---------



                                                        EXHIBIT L
                                                        ---------

           MARKET RENTAL RATES AND EFFECTIVE GROSS INCOME CALCULATION
           ----------------------------------------------------------

                          "AS COMPLETE, AS STABILIZED"
                          ----------------------------

                                COMPARABLE 1     COMPARABLE 2    COMPARABLE 3   COMPARABLE 4    COMPARABLE 5
                                ------------     ------------    ------------   ------------    ------------

------------------------------------------------------------------------------------------------------------------------------------
NAME OF PROPERTY              STORAGE TOWN EAST  PECONIC MINI   QUICK STORAGE   EAST MORICHES   STORAGE USA
Ranking                            Superior        Superior        Similar         Similar       Superior

Occupancy Rate                       92%            I/N/A             95%             94%           85%
                                                                                                         --SUBJECT--
                                                                                           -----------------------------------------
                             UNIT   PER         PER        PER        PER         PER        QUOTED
UNIT TYPE  DESCRIPTION SIZE (s.f.)  MO.   PSF   MO.  PSF   MO.  PSF   MO.   PSF   MO.   PSF  RATE/MO.  USE    PSF    UNITS   TOTAL
---------  ---------------- ------  ---   ---   ---  ---   ---  ---   ---   ---   ---   ---  --------  ---    ---    -----   -----
 5  x   5     5 ft. Height     25                                                              $25     $25   $1.00    82    $2,050
 5  x   5    l0 ft. Height     25    45  $1.80   50  2.00   40  1.60   40   1.60   47   1.88    35      40    1.60    35     1,400
 6  x   8                      48                                                               50      58    1.21    74     4,292
 5  x  10                      50    65  $1.30   80  1.60   55  1.10   60   1.20   83   1.66    60      60    1.20   133     7,980
 8  x   8                      64                                                               65      70    1.09     2       140
 6  x  12                      72                                                               70      75    1.04    72     5,400
 5  x  15                      75                90  1.20              90   1.20   75   1.00    70      75    1.00    28     2,100
 8  x  12                      96                                                              100      96    1.00    12     1,152
10  x  10                     100   110  $1.10  110  1.10   95  0.95  105   1.05  100   1.00   100     100    1.00    59     5,900
10  x  12                     120                                                              115     115    0.96    14     1,610
12  x  12                     144   150  $1.04             125  0.87  150   1.04  150   1.04   125     125    0.87    72     9,000
10  x  15                     150                                                              130     130    0.87    42     5,460
10  x  17                     170                                                              148     148    0.87    14     2,072
10  x  25                     250                                                              200     200    0.80    17     3,400
12  x  24                     288               269  0.93                         233   0.81   225     225    0.78    38     8,550
12  x  48                     576                                                              325     325    0.56     2       650
                                                                                                                      --       ---
                                                                                                                     696    61,156
                                                                                                                     ===       x12
                                                                                                                               ---
Note: Some monthly rents are based on per square foot rates for similar-sized units.           GROSS POTENTIAL RENT        733,872
Note: Rents were not escalated through stabilization.
                                                                                               VACANCY                12%  (88,065)
                                                                                                                           -------
                                                                                               EFFECTIVE GROSS RENT        645,807

                                                                                               OTHER INCOME            7%   45,207
                                                                                                                            ------
                                                                                               EFFECTIVE GROSS INCOME      691,014
                                                                                                                           -------

                                                                       EXHIBIT L
                                                                       ---------

                           RECONCILIATION (CONTINUED)
                           --------------------------

OCCUPANCY:
----------

         Overall economic vacancy was estimated to be 88% in the "As Is" value estimate. The same overall vacancy rate is utilized in the "As Complete, As Stabilized" value estimate.

OTHER INCOME:
-------------

         The estimate of Effective Gross Income "As Complete, As Stabilized" includes Other Income equal to 7% of Effective Gross Rent. This represents a reduction in percentage terms from the "As Is" value estimate, but a large portion of the subject's Other Income is derived from the "warehouse" units, and this income will not be affected by the construction of new self-storage space. Therefore, a small increase in gross Other Income from $42,514 to $45,207 is anticipated.

                                                                       EXHIBIT L
                                                                       ---------

                                                 EXHIBIT L
                                                 ---------

                                EXPENSE ANALYSIS
                                ----------------

                          "AS COMPLETE, AS STABILIZED"
                          ----------------------------

                          ANNUALIZED
                            7 MONTHS             PROJECTED
                         ENDING 12/31/98         FIRST YEAR
-------------------------------------------------------------

Payroll & Benefits              $43,715          $54,912 (A)

Management Fees                       0           34,551 (B)

Advertising                       2,011            2,328 (C)

Office Expense                   21,972            7,400 (D)

Utilities                        11,371           22,300 (E)

Repairs & Maintenance            18,609           14,900 (F)

Insurance                         3,504            3,750 (G)

Miscellaneous                     3,603            7,400 (H)

Real Estate Taxes                46,122           88,278 (1)
                                 ------           ------

Total Expenses                 $150,906         $235,819 (J)
                               --------         --------

                                                                       EXHIBIT L
                                                                       ---------

                           RECONCILIATION (CONTINUED)
                           --------------------------

Footnotes:
----------

(A) Payroll and benefits were estimated at $12 per hour for a full-time manager and $10 per hour for a full-time assistant manager at forty hours per week each plus benefits at 20%.

(B) Management fees were based upon 5% of effective gross income, consistent with industry practice.

(C) Advertising cost was based upon the projected cost of Yellow Pages advertisement for the area (projected at approximately $194 per month).

(D) Office expense was based upon an estimated charge equal to 10(cent) per rentable square foot, consistent with actual expenditures and expenditures at comparable facilities.

(E) Utilities expense were estimated at approximately 30(cent) per square foot of storage space. Such amount is consistent with expenditures incurred at comparable facilities.

(F) Repairs and maintenance expenses were estimated at 20(cent) per rentable square foot consistent with expenditures incurred at comparable facilities.

(G) Insurance expense was increased slightly from the "As Is" value estimate to $3,750.

(H) Miscellaneous expenses were based upon 10(cent) per rentable square foot consistent with expenditures at comparable facilities.

(I) Taxes were re-set based upon an effective tax rate of $1.8430 per $100 of assessed value and an assessment equal to the "As Complete, As Stabilized" value.

(J) We further observe that total expenses approximate 34% of revenues. Self-storage properties with stabilized occupancy typically show expense ratios of 30% to 40%.

                                                                       EXHIBIT L
                                                                       ---------


                                                  EXHIBIT L
                                                  ---------

                        NET OPERATING INCOME CALCULATION
                        --------------------------------

                          "AS COMPLETE, AS STABILIZED"
                          ----------------------------

                             Annualized
                              7 months          Projected
                          Ending 12/31/98       First Year
-------------------------------------------------------------
INCOME:
-------

Gross Potential Rent          $ 569,269         $ 733,872

Vacancy & Credit Loss          (100,542)          (88,065)
                               --------           -------

Gross Rent                      468,727           645,807

Other Income                     41,268            45,207
                                 ------            ------

Effective Gross Income          509,996           691,014

EXPENSES:
---------

Payroll & Benefits               43,715            54,912

Management Fees                       0            34,551

Advertising                       2,011             2,328

Office Expense                   21,972             7,400

Utilities                        11,371            22,300

Repairs & Maintenance            18,609            14,900

Insurance                         3,504             3,750

Miscellaneous                     3,603             7,400

Real Estate Taxes                46,122            88,278

Total Expenses                  150,906           235,819
                                -------           -------

Net Operating Income          $ 359,090         $ 455,195
                                -------           -------


                                                                       EXHIBIT L
                                                                       ---------

                           RECONCILIATION (CONTINUED)
                           --------------------------

VALUE "AS COMPLETE"
--------------------

         The value "As Complete" is as of the date of the completion of construction, which is estimated by Liberty management to be August 1, 1999.

         The "As Complete" value is the "As Completed, As Stabilized" value minus the cost of lease-up. The "As Complete, As Stabilized" value was determined to be $4,820,000. In the following Lease-Up Cost Analysis, the cost of lease-up was determined to be $13,624, a relatively small cost, due to the high rents in the area and the low incremental cost of construction. The value "As Complete" as of August 1, 1999 after deduction of these lease-up costs and rounding is :

                  Value "As Complete"                         $4,775,000
                                                              ==========

         Details of the Lease-Up Cost Analysis are on the following pages.

                                                                       EXHIBIT L

                                                            EXHIBIT L
                                                            ---------

                             LEASE-UP COST ANALYSIS
                             ----------------------

                                 "AS COMPLETE"
                                 -------------

                                               RENTAL &                                                          TOTAL
            MONTHLY           CUMULATIVE        OTHER          MANAGEMENT         OTHER          YIELD ON       LEASE-UP
MONTH   ABSORPTION (s.f.)  ABSORPTION (s.f.)  INCOME (1)        FEES (2)       EXPENSES (3)       COST (4)      COST (5)
-------------------------------------------------------------------------------------------------------------------------
Aug-99        2,000              2,000        $  1,748             ($87)         ($2,639)         ($4,900)       (5,878)
Sep-99        2,000              4,000           3,497             (175)          (2,639)          (4,900)       (4,217)
Oct-99        2,000              6,000           5,245             (262)          (2,639)          (4,900)       (2,556)
Nov-99        1,000              7,000           6,119             (306)          (2,639)          (4,900)       (1,725)
Dec-99        1,000              8,000           6,994             (350)          (2,639)          (4,900)         (895)
Jan-00        1,000              9,000           7,868             (393)          (2,639)          (4,900)          (64)
Feb-00        1,000             10,000           8,742             (437)          (2,639)          (4,900)          766
Mar-00          216             10,216           8,931             (447)          (2,639)          (4,900)          945
             ------                             ------           ------          -------          -------       -------
Totals       10,216                             49,145           (2,457)         (21,111)         (39,200)      (13,624)
             ======                             ======           ======          =======          =======       =======

                                                                       EXHIBIT L
                                                                       ---------

                           RECONCILIATION (CONTINUED)
                           --------------------------

Lease-Up Analysis Footnotes:
----------------------------



(1) Potential Gross Rent was estimated earlier in the "As Complete, As Stabilized" value at $733,872. Other Income is equal to $45,207, for total gross revenue of $779,079, which equals $10.49 per square foot per year or approximately $.87 per square foot per month. This analysis assumes that the subject is leased up at 2,000 square feet per month for the first three months and 1,000 square feet thereafter to 10,216 square feet, which is 88% of the 11,610 square foot addition. Based on this lease-up rate, the addition will be leased-up fully by April 1, 1999.

(2)      Management fees represent 5% of the calculated income.

(3) Other expenses (excluding management fees) are based on 26% of the addition's proportionate share of Potential Gross Rent plus Other Income. These expenses are estimated at $2,639 per month.

(4) The yield on cost is the expected return on construction cost at 12% per annum until stabilized occupancy is achieved. Liberty estimates the construction cost of the 11,875 gross square foot expansion to be $21 per square foot or approximately $249,375. This cost estimate is based on an in-house construction crew and some expenses and profit are not included. Therefore, the construction cost is calculated based on Marshall & Swift estimates. The total construction cost of the addition is estimated as follows: $35.88 construction cost per square foot per Marshall & Swift, calculated the Cost Approach earlier, plus 15% entrepreneurial profit, which increases the cost per square foot to $41.26. The proposed construction is 11,875 gross square feet in size and the total construction cost is estimated to be $489,963 rounded to $490,000. A yield of 12% was applied to such cost to derive the yield requirement of the developer of $4,900 per month.

(5) Lease-up cost represents the excess of management fees, other operating expenses and yield on construction and land cost over revenues for the period through stabilization.

                                                                       EXHIBIT M
                                                                       ---------

                             AGREEMENT FOR SERVICES
                             ----------------------

                                    AGREEMENT
                                    ---------

         This Agreement is made as of April 16, 1999 by and between Robert A. Stanger & Co., Inc., with offices at 1129 Broad Street, Shrewsbury, New Jersey 07702 ("Stanger"), and Provident Bank (collectively "the Company"), with offices at 1111 Superior Avenue, Cleveland, Ohio 44114 and Liberty Self-Stor, Ltd. ("Liberty") with offices at 8500 Station Street, Suite 100, Mentor, Ohio 44060.

         WHEREAS, the Company wishes to retain Stanger to appraise certain self-storage facilities which are owned by or under contract of purchase by Liberty and which may be financed by the Company;

         WHEREAS, Stanger is willing to provide such services in accordance with the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

         1. APPRAISAL SERVICES: Subject to the provisions of this Agreement, Stanger will furnish to the Company limited summary appraisal reports (the "Reports") including certain modifications as requested by the Company for each property identified in Exhibit A hereto (the "Properties"). The Reports shall be addressed to the Company. Such Reports will be delivered on or before April 23, 1999.

         Stanger's Reports will be certified by a Member of the Appraisal Institute and will be based in part upon its review of the following information, which has already been provided by Liberty:

         (a) Property descriptive information (including age, size, unit configurations, land area, etc.);

         (b) Financial schedules detailing individual property operating results and capital expenditures for 1996, 1997 and 1998, current year operating budgets, year-to-date actual results and capital budgets to the extent available;

         (c) Property acquisition information, including date, price and terms and available information on any sales transactions involving the Properties occurring within the past three years;

         (d) Occupancy and rental rate information for each Property for 1996, 1997, 1998 and year to date 1999, and management surveys as available of recent rental rates and occupancy among properties which compete in local markets with the subject Properties;

         (e) Available information on any purchases and/or sales of self-storage properties transacted by the owner or manager of the Properties over the past twelve months;

         (f) Copies of all recent property site inspection reports prepared by organizations other than Stanger;

         (g) Information, as available, from current management of the Properties concerning potentially competing properties planned for construction or under development in the local market where the Property is located; and

         (h) Information provided by Liberty regarding subject properties under construction, redevelopment or expansion including the timing of expected construction, unit mix, and other features.

         In addition to reviewing the above, Stanger representatives will perform site inspections of each Property for each Report and gather supplementary information on the local real estate markets as it deems necessary.

         In connection with Stanger's activities on behalf of the Company, the Company agrees to furnish to Stanger, or request that Liberty furnish to Stanger, all reasonably available information and data regarding the Properties in its possession which Stanger reasonably deems appropriate (the
"Information").

         2. SCOPE OF REPORTS: The purpose of the Reports referred to above is to estimate the market value of the Properties "As Is". Additionally, value estimates "As Complete" (as of the anticipated construction completion date) and "As Complete, As Stabilized" will be included. Stanger will render to the Company Reports which complies with USPAP and FIRREA for each property which will include: a description of the purpose, scope and function of the Report, a definition of market value, an explanation of the appraisal methodology used, a description and market area overview, demographic analysis, real estate tax analysis, market rental rate and gross potential income analysis, expense analysis, net operating income analysis, survey of buyers of self storage properties and sales comparable analysis, cost analysis, direct capitalization analysis, discounted cash flow analysis, and a value reconciliation and conclusion.

         3. PAYMENT: The fee for each report shall be $4,500 for each property. Such fee shall be paid by the Company to Stanger. However, payment for the Riverhead, New York and Dayton, Ohio properties will be made directly to Stanger by Liberty, based on previous agreements.

         The Company shall also reimburse Stanger for any out-of-pocket expenses incurred for travel, meals, lodging, data and communication. Such expenses shall be billed with the appraisal fee.

         4. CONFIDENTIALITY: Any information submitted by the Company or by Liberty to Stanger in connection with its review and Reports as set forth in Section 1 which is not otherwise publicly available shall be kept confidential by Stanger and shall not be released to any other person, unless required by law, without the prior written consent of the Company and Liberty.

         5. USE OF REPORTS: The Reports to be provided by Stanger are intended to be relied upon and utilized by the Company in connection with the financing of such Properties. The Reports may be utilized by and relied on by other lenders participating in such financing. The Reports shall not be reproduced or excerpted in any securities offering document or used for any other purposes without the prior written consent of Stanger.

         6. RESPONSIBILITIES: Stanger assumes no responsibility under this Agreement other than to render the services outlined in Section 1. Stanger shall not be liable for any error in judgment or act or omission provided that it has acted in good faith, with reasonable care and not in violation of applicable law. Notwithstanding any provision hereof to the contrary, nothing herein shall constitute a waiver by, or limitation of, the Company of any right or remedy afforded by Federal or state securities laws. No third party shall have any rights against Stanger by reason of this Agreement and Stanger's services in connection herewith.

         If Stanger personnel are requested by the Company to testify in any proceeding relating to the Reports or the services rendered under this contract, the Company agrees that it shall compensate Stanger at a rate equal to its then customary hourly rate for such individual as a consultant and expert, for whatever time such individual is requested by the Company or otherwise required to devote to such work.

         7. MISCELLANEOUS: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and the terms hereof shall not be waived, amended or modified in any respect except by written agreement, signed by the parties hereto. No assignment of this Agreement or any rights hereunder shall be effective without the prior written consent of all parties. Nothing herein shall constitute either party as the agent or representative of the other party. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in the State of New Jersey.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ROBERT A. STANGER & CO., INC.               PROVIDENT BANK


BY:__________________________               BY:_____________________
       Robert Gagliano                         (signature)
       Vice President

                                         ____________________________
                                         (print name)


                                         ____________________________
                                         (title)


LIBERTY SELF-STOR LTD.


BY:_______________________


__________________________
(print name)

__________________________
(title)

                                                                       EXHIBIT A



                                  PROPERTY LIST
                                  -------------


1.   1040 Horton's Lane             62,655 square foot self-storage/warehouse
     Southold, New York 11971       facility. 11,610 square foot expansion
                                    planned.

2.   99 Mill Road                   20,625 square foot self-storage facility
     Riverhead, New York 11901      known as Storage Town East, under contract
                                    of purchase by Liberty. 18,150 square foot expansion planned.

3.   3785 Shihloh Springs Road      19,550 square foot self-storage facility
     Dayton, Ohio 45426             with 27,700 square foot expansion.